UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

YRC Worldwide Inc. (the “Company”) has released a notice to the Depository Trust & Clearing Corporation (“DTCC”) regarding the automatic conversion of its Class A convertible preferred stock to common stock if it obtains stockholder approval of an amendment to its certificate of incorporation to increase the number of authorized shares of common stock at a special meeting of the stockholders on February 17, 2010. In such event, the Company anticipates filing an amendment to its certificate of incorporation on February 18, 2010 and settling the conversion of preferred stock with DTCC on February 18, 2010 (the “conversion date”). If all shares of preferred stock are converted, there will be approximately one billion shares of common stock outstanding as of the conversion date.

The notice states that holders who may hold more than 9.9% of the Company’s common stock on the conversion date if all of their shares of preferred stock are automatically converted to common stock should request their broker to DWAC their position in both common stock and preferred stock to the Company’s transfer agent, Computershare Trust Company, no later than February 8, 2010. This will permit the Company to instruct the transfer agent to convert only such number of shares of preferred stock so that the holder holds no more than 9.9% of the Company’s common stock on the conversion date.

If fewer than all shares of preferred stock are converted to common stock on the conversion date, the Company anticipates that fewer than approximately one billion shares of common stock will be outstanding as of such date. The Company cannot guarantee the number of shares of common stock that will be outstanding on the conversion date.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the notice, which is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Notice to Depository Trust & Clearing Corporation, dated February 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: February 4, 2010	By:	/S/ JEFF P. BENNETT
Jeff P. Bennett
Vice President—Legal, Assistant General Counsel and
Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Notice to Depository Trust & Clearing Corporation, dated February 4, 2010

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